Exhibit 21

List of Subsidiaries of SIRVA, Inc. (Jurisdiction of Organization) as of December 31, 2004

SIRVA Worldwide, Inc. (Delaware)

North American Van Lines, Inc. (Delaware)

Allied Van Lines, Inc. (Delaware)

Transguard Insurance Company of America, Inc. (Illinois)

Vanguard Insurance Agency, Inc. (Illinois)

TransGuard General Agency, Inc. (Oklahoma)

NAVL LLC (as of March 7, 2005) (Delaware)

Executive Relocation Corporation (Michigan)

SIRVA Relocation LLC (Delaware)

North American International Holding Corporation (Delaware)

SIRVA UK Limited (now known as SIRVA Holdings Limited) (England & Wales)

Pickfords Limited (now known as SIRVA UK Limited) (England and Wales)

SIRVA Ireland (Ireland)

The Baxendale Insurance Company Ltd. (Ireland)

SIRVA (Asia Pacific) Pty. Ltd. (Australia)

SIRVA (Australia) Pty. Ltd. (Australia)